EXHIBIT 5
[Letterhead of BSPM]
January 25, 2007
Commerce Bancshares, Inc.
1000 Walnut
Kansas City, MO 64106
     Re: Commerce Bancshares, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Commerce Bancshares, Inc., a Missouri corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 387,888 shares (the “Shares”) of the Company’s common stock, par value $5.00 per share. The Shares are being registered by the Company pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 13, 2006 between the Company, CBI, Kansas, Inc., a Kansas corporation and a wholly owned subsidiary of the Company, and West Pointe Bancorp, Inc., an Illinois corporation.
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction of (i) the Merger Agreement, (ii) the prospectus contained in the Registration Statement (the “Prospectus”), and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.
The opinions expressed herein are limited to the laws of the State of Missouri and we express no opinion concerning any laws other than the laws of the State of Missouri. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blackwell Sanders Peper Martin LLP and this opinion under the heading “Legal Matters” in the Registration Statement.
Our consent to such reference does not constitute a consent under Section 7 of the Act. In consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories or persons whose consent is required under said Section 7 or under the rules and regulations of the Commission hereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal development of factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
Very truly yours,
/s/ Blackwell Sanders Peper Martin LLP